Exhibit 99.1

Beckman Coulter to Acquire Lumigen, Inc.;
One of the Largest Suppliers of Proprietary Chemistries for Clinical Diagnostics

FULLERTON, Calif. (October 2, 2006) – Beckman Coulter, Inc. (NYSE:BEC), today announced that it has signed an agreement to acquire Lumigen, Inc., of Southfield, Michigan, for $185 million in cash, in a transaction that is expected to be accretive to margins and to reported earnings per share by at least $0.02 in 2007.  For 2006, the transaction is expected to be neutral to reported earnings per share.  Lumigen is a world-leading developer and manufacturer of novel detection chemistries for high-sensitivity testing in clinical diagnostics and life science research. The transaction is targeted to close by November 1, 2006.

“Lumigen’s proprietary chemiluminescent chemistry is the detection method used in our Access® family of immunoassay systems,” said Richard Creager, PhD, vice president of research and development for Beckman Coulter’s immunoassay business. “Now, with Lumingen as part of the Beckman Coulter family, we are assured access to all of their current and future technology for immunochemical and other high-sensitivity testing.”

Lumigen founder and president, Paul Schaap, PhD, said, “We have partnered with Beckman Coulter for more than 10 years and witnessed the significant growth of their immunoassay business. It is our goal to continually be at the forefront of detection technologies for clinical diagnostics and life science communities. Our current generation of products reflects this commitment and we look forward to the continued expansion of our business as we join with Beckman Coulter.”

About 40 percent of Lumigen’s 2005 revenues of $33 million were from sales of chemiluminescent substrate to Beckman Coulter for use in their immunoassay analyzers. Going forward, these related-party revenues will be eliminated in the consolidation. Lumigen also manufactures and licenses proprietary chemicals used by other clinical diagnostics and life-sciences manufacturers.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, reagents and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s

200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, California, reported 2005 annual sales of $ 2.44 billion, with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments.  For more information, visit www.beckmancoulter.com.